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                                                                    Exhibit 10.3
C.H. Robinson Company [Letterhead]

January 31, 1997



______________
Minneapolis Local Sales

Dear _______,

                      EMPLOYEE INCENTIVE PROGRAM (E.I.P.)
                      -----------------------------------

     I am pleased to advise you that you have been selected to participate in the EMPLOYEE INCENTIVE PROGRAM recently authorized by the Board of Directors and Compensation Committee. You have been awarded _____ shares of C. H. Robinson, Inc. stock, as outlined below. I feel that this program will be a motivation to you, personally, to give the dedication required to help create and build a bigger and more profitable
C. H. Robinson Company.

                                PROGRAM OUTLINE
                                ---------------

     1.  All awards under this program will be made in the form of  restricted
C. H. Robinson, Inc. stock. No profit sharing will be paid on any such stock awarded under this program.

     2.  The restricted C. H. Robinson, Inc. stock will vest as described below.

             a. The restricted C. H. Robinson, Inc. stock awarded hereunder may not be sold, exchanged, assigned, transferred, discounted, pledged or otherwise disposed of during the restricted period as hereinafter defined. Any disposition or attempted disposition of such restricted C. H. Robinson, Inc. stock during the restricted period shall result in the immediate forfeiture to the Company of such restricted stock.

             b. Your right to have such restricted stock released from the foregoing restriction, and not be subject to forfeiture to the Company without any payment in exchange therefor, shall accrue if and only if at all times from the date hereof until the end of five (5) calendar years following the end of the current calendar year, the restricted period, you continue to remain employed by the Company. In the event that your employment with the Company is terminated for any reason before the end of the foregoing restricted period, you will automatically forfeit all right to such restricted stock, and such restricted stock shall immediately revert to the Company without any liability or obligation by the Company to make any payment to you whatsoever; provided, however, that in the event that your employment with the Company is terminated early, as a result of your death or disability, which makes it impossible for you to continue to work at the Company, as determined by the Compensation
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     Committee or the Board of Directors, your rights to such restricted stock shall vest and that stock will no longer be subject to forfeiture.

             c. If, upon your retirement for any reason you are employed or perform a service that is determined to be in direct competition with C. H. Robinson, Inc. or its subsidiaries, or if you disclose any confidential information or trade secrets of C. H. Robinson, Inc. or its subsidiaries, you will immediately and automatically forfeit all such restricted stock.

             d. All restricted stock provided for herein, even after the forfeiture restrictions lapse and the stock is otherwise vested, shall in all cases remain subject to the regular stock repurchase rights of the Company. Further, the Company guarantees to repurchase, pursuant to the foregoing stock repurchase rights, up to (i) fifty percent (50%) of the stock which is vested in accordance with paragraph 7B hereof, or (ii) an amount of stock which results in sales proceeds to you equal to the maximum marginal statutory individual federal income tax rate times the amount of ordinary income you realized on account of such vesting, whichever is higher.

     3. As described below, the restricted stock may not be sold or pledged during the restricted period. You shall, however, receive any dividends paid during the restricted period. Dividends are compensation income, taxed as other compensation and subject to withholding by C. H. Robinson, Inc. You shall vote these shares the same as if you had unrestricted ownership.

I am enthusiastic about this program, as I feel the more incentives we can provide, the more vitally and personally interested and involved you will be in making C. H. Robinson Company a bigger and better company.

Yours very truly,


D. R. (SID) VERDOORN